UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FRANKLIN CREDIT HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
April 27, 2010
To Our Stockholders:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Franklin Credit Holding Corporation (the “Company”), which will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey on Wednesday, June 16, 2010, at 2:00 P.M., Eastern Daylight Time.
The Notice of Annual Meeting and Proxy Statement covering the formal business to be conducted at the Annual Meeting follow this letter and are accompanied by the Company’s Annual Report for the fiscal year ended December 31, 2009.
We hope you will attend the Annual Meeting in person. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

Sincerely yours,

/s/ Thomas J. Axon

THOMAS J. AXON
Chairman and President

FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
June 16, 2010

Notice is hereby given that the Annual Meeting of Stockholders of Franklin Credit Holding Corporation (the “Company”) will be held at the corporate offices of the Company, located at 101 Hudson Street 25th floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Wednesday, June 16, 2010 for the following purposes:
1.	to elect three directors to Class II of the Company’s Board of Directors;
2.	to ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and
3.	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
The Board of Directors unanimously recommends that you vote FOR the election as directors of the nominees as Class II Directors and FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
Stockholders of record at the close of business on April 21, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. To obtain directions to attend the Annual Meeting and vote in person, please telephone the Company at (201) 604-1800.
Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy in the reply envelope provided. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy. By promptly returning your proxy, you will greatly assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

/s/ Thomas J. Axon THOMAS J. AXON
Chairman
Jersey City, New Jersey
April 27, 2010
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 16, 2010.
The Proxy Statement and 2009 Annual Report on Form 10-K
are available through the Franklin Credit Holding Corporation Investor Relations link on our website at
www.franklincredit.com

FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

PROXY STATEMENT FOR
2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2010

General Information
This Proxy Statement and the enclosed form of proxy are being furnished, commencing on or about April 27, 2010, in connection with the solicitation of proxies in the enclosed form by the Board of Directors of Franklin Credit Holding Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (“Stockholders”) of the Company (the “Annual Meeting”). The Annual Meeting will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Wednesday, June 16, 2010, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2010 Annual Meeting of Stockholders.
The annual report of the Company, containing financial statements of the Company as of December 31, 2009, and for the year then ended (the “Annual Report”), has been delivered to you or is included with this proxy statement.
A list of the Stockholders entitled to vote at the Annual Meeting will be available for examination by Stockholders during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company’s offices on the 25th floor of 101 Hudson Street, Jersey City, New Jersey. A Stockholder list will also be available for examination at the Annual Meeting.
If you are unable to attend the Annual Meeting, you may vote by proxy on any matter to come before that meeting. The enclosed proxy is being solicited by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted (i) FOR the election as Directors of the nominees named below under the caption “Election of Directors” to Class II of the Board of Directors, (ii) FOR the ratification of the appointment of Marcum LLP (“Marcum”) as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010, and (iii) in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Attendance in person at the Annual Meeting will not of itself revoke a proxy; however, any Stockholder who does attend the Annual Meeting may revoke a proxy orally and vote in person. Proxies may be revoked at any time before they are voted by timely submitting a properly executed proxy with a later date or by sending a written notice of revocation to the Secretary of the Company at the Company’s principal executive offices.
This Proxy Statement and the accompanying form of proxy are being mailed to Stockholders of the Company on or about April 27, 2010.
Following the original mailing of proxy solicitation material, executive and other employees of the Company and professional proxy solicitors may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of the Company’s common stock, par value $.01 per share (the “Common Stock”) to forward proxy solicitation material to the beneficial owners of such stock, and the Company may reimburse such record holders for their reasonable expenses incurred in such forwarding. The cost of soliciting proxies in the enclosed form will be borne by the Company.
The Board of Directors unanimously recommends that you vote FOR the election of the nominees named below under the caption “Election of Directors” to Class II of the Board of Directors and FOR the ratification of the appointment of Marcum as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Voting of Shares
The holders of one-half of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items such as the ratification of the appointment of the independent registered public accounting firm (Proposal 2) and, accordingly, your shares may be voted by your broker on Proposal 2. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.
The election of each nominee for Director requires a plurality of votes cast. Accordingly, abstentions and Broker non-votes will not affect the outcome of the election; votes that are withheld will be excluded entirely from the vote and will have no effect. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the appointment of the independent registered public accounting firm. On this matter the abstentions will have the same effect as a negative vote. Because Broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, a Broker non-vote will have no effect on the outcome. Proxies solicited by the Board of Directors will be voted FOR the election of the nominees named below under the caption “Election of Directors” to Class II of the Board of Directors and FOR the ratification of the appointment of Marcum as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010, unless Stockholders specify otherwise. The Company will appoint an inspector to act at the Annual Meeting who will: (1) ascertain the number of shares outstanding and the voting powers of each; (2) determine the shares represented at the Annual Meeting and the validity of the proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determinations by such inspector; and (5) certify his/her determination of the number of shares represented at the Annual Meeting and his/her count of all votes and ballots.
Only stockholders of record at the close of business on April 21, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on April 21, 2010, there were 8,029,795 shares of Common Stock outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting and any adjournment or postponement thereof, with no cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of April 21, 2010, with respect to beneficial ownership of Common Stock and the percentages of beneficial ownership by:
•	each person, group or entity known to the Company to beneficially own more than 5% of the Company’s outstanding Common Stock;
•	each of the Company’s directors and named executive officers; and
•	all of the Company’s directors and executive officers as a group.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Including those shares in the table below does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

	Amount and Nature		Percent
Name and Address of Beneficial Owner(1)	of Beneficial Ownership		of Class
Thomas J. Axon	3,628,941		45.2%
Michael Bertash	18,000	(2)	*
Frank B. Evans, Jr.	885,425	(3)	11.0%
Steven W. Lefkowitz	310,650	(4)	3.9%
Allan R. Lyons	94,500	(5)	1.2%
Paul D. Colasono	39,500	(6)	*
Kevin Gildea	17,500	(7)	*
William F. Sullivan	46,700		*
Alexander Gordon Jardin	102,500		1.3%
Michael Blair	17,000		*
Jimmy Yan	17,000		*
All Directors and Executive Officers as a group (8 persons)	5,011,516	(8)	61.2%

*	Indicates beneficial ownership of less than one (1%) percent.

(1)	Unless otherwise indicated the address of each beneficial owner identified is c/o Franklin Credit Holding Corporation, 101 Hudson Street, Jersey City, New Jersey 07302.

(2)	Includes 18,000 shares issuable upon exercise of options exercisable within sixty days.

(3)	Includes 20,000 shares, the aggregate of 5,000 shares beneficially owned by each of four dependent children for which Mr. Evans is the trustee. Includes 42,000 shares issuable upon exercise of options exercisable within sixty days.

(4)	Includes 22,000 shares issuable upon exercise of options exercisable within sixty days. Includes 47,500 shares beneficially owned by Mr. Lefkowitz’s wife.

(5)	Includes 31,000 shares issuable upon exercise of options exercisable within sixty days.

(6)	Includes 22,500 shares issuable upon exercise of options exercisable within sixty days.

(7)	Includes 17,500 shares issuable upon exercise of options exercisable within sixty days.

(8)	Includes 153,000 shares issuable upon exercise of options exercisable within sixty days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s Directors and Officers, and persons who own more than ten percent of a class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and persons holding greater than ten percent of the outstanding shares of a class of Section 12-registered securities (“Reporting Persons”) are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.
Based solely upon a review of the copies of such Section 16(a) reports furnished to the Company during 2009 from such Reporting Persons, the Company believes that all Section 16(a) filing requirements applicable to such Reporting Persons were complied with, except that each of Messrs. Blair and Gildea belatedly filed a report in connection with a single transaction involving their receipt of stock options.
PROPOSALS
The Board of Directors unanimously recommends that you vote FOR the election of the nominees named below under the caption “Election of Directors” to Class II of the Board of Directors and FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees for Election
The Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term, except to the extent that shorter terms may be required to effect an appropriate balance among the classes in the event of an increase in the number of Directors or to the extent any class of preferred stock issued in the future entitles the holders thereof to designate a Director or Directors with a longer or shorter term. The Board of Directors is comprised of nine Directors, although there are currently only five directors serving. It is proposed to elect three directors to Class II of the Board of Directors, each for a term of three years. Each of the nominees named below is currently a member of the Board of Directors and has consented to serve if elected. The Board of Directors will seek to find suitable candidates to fill the remaining four vacancies when it deems appropriate and in the best interests of the Company.
The Board of Directors has concluded that each of Michael Bertash, Frank B. Evans, Steven W. Lefkowitz and Allan R. Lyons qualifies as an independent director as defined in NASDAQ Marketplace Rule 5605.
Unless instructed otherwise, the enclosed proxy will be voted FOR the election of the nominees named below. Voting is not cumulative. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine. Proxies cannot be voted for a greater number of persons than the number of nominees named.
The Board of Directors unanimously recommends a vote FOR the election of each of Michael Bertash, Frank B. Evans and Steven W. Lefkowitz as a Class II Director to hold office until the 2013 annual meeting of stockholders and until each of their respective successors is elected.
Director Nominee Information
Nominees for Class II Directors with Terms Expiring in 2013
Michael Bertash, 57, was elected a Director of the Company in 1998. Mr. Bertash served as Chief Executive Officer of New York Capital Advisers, LLC, an investment management firm, from August 2004 until July 2008, and is currently employed at Tocqueville Asset Management. From February 1997 until July 2004, Mr. Bertash served as a Senior Vice President with J. & W. Seligman &. Co., an investment management firm. Mr. Bertash was an Associate Director of the asset management division of Bear, Stearns & Co., Inc., a worldwide investment bank and brokerage firm, from October 1991 until January 1997. Mr. Bertash holds a Bachelor of Science degree in Operations Research from Syracuse University and a Master of Business Administration degree from New York University. Mr. Bertash has served on the Company’s Board of Directors since 1998 and is a seasoned financial advisor, with extensive experience in asset and investment management. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Bertash the experience, qualifications, attributes and skills to serve as a director of the Company.
Frank B. Evans, Jr., 58, was elected a Director of the Company in 1994. Mr. Evans co-founded the Company and served as the Company’s Vice President, Treasurer, Secretary and Chief Financial Officer from December 1994 until November 1998. Mr. Evans also served as the Company’s Secretary, Treasurer, a Vice President and a member of the Company’s Board of Directors from its inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994. Mr. Evans has served as Chief Executive Officer of Core Engineered Solutions, Inc., a Herndon, Virginia design/build firm that specializes in fuel and chemical storage systems, since its inception in 1990. Mr. Evans is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration degree from the University of Southern California. Mr. Evans is a co-founder and ten percent owner of the Company, was previously a member of the executive management team of the Company, has served on the Company’s Board of Directors since 1990, and is a Certified Public Accountant and competent and seasoned chief executive. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Evans the experience, qualifications, attributes and skills to serve as a director of the Company.

Steven W. Lefkowitz, 54, was elected a Director of the Company in 1996. Mr. Lefkowitz has served as the founder and President of Wade Capital Corporation, a privately held investment firm, since 1990. From 1988 to 1990, Mr. Lefkowitz served as a Vice President of Corporate Finance for Drexel Burnham Lambert, Incorporated, where he had been employed since 1985. Mr. Lefkowitz serves on the board of directors of several private companies. Since November 2007, he has served on the board of directors of Chatsworth Data Solutions, Inc, which was a public company until January 2009. Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University. Mr. Lefkowitz has served on the Company’s Board of Directors since 1996 and is a seasoned financial professional that has led and served on the boards of a number of other companies. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Lefkowitz the experience, qualifications, attributes and skills to serve as a director of the Company.
Class I Directors with Terms Expiring in 2012
None.
Class III Directors with Terms Expiring in 2011
Thomas J. Axon, 57, was elected a Director of the Company in 1988. Mr. Axon has served as Chairman of the Company’s Board of Directors since December 1994, has served as President of the Company since its inception in 1990, and served as the Company’s Chief Executive Officer from January 2006 until April 2006, and from December 1994 through June 2000. Mr. Axon also served as a member of the Company’s Board of Directors from the Company’s inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994. Mr. Axon served as President of Miramar Resources, Inc. from October 1991 until the merger, and as a member of Miramar Resources, Inc.’s Board of Directors from its inception in 1988. Within the last five years, Mr. Axon has been the controlling interest in, and acted directly and indirectly as a principal of, various private companies, including RMTS, LLC, and its affiliated companies, an insurance consulting and underwriting company; Axon Associates, Inc., Harrison Street Realty Corporation, and its predecessors, 185 Franklin Street Development Associates, L.P., Harrison Street Development Associates, L.P. and James Thomas Realty LLC which hold various real estate interests and/or manages rental commercial space; and AIS Ltd., a reinsurance company. Mr. Axon holds a Bachelor of Arts degree in Economics from Franklin and Marshall College and attended the New York University Graduate School of Business. Mr. Axon is a co-founder and principal shareholder of the Company, has lead the Company and served on the Company’s Board of Directors since its inception, and provided partial guarantees and collateral so that the Company could restructure its lending agreements with its lead lending bank in March of 2009. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Axon the experience, qualifications, attributes and skills to serve as a director of the Company.
Allan R. Lyons, 69, was elected a Director of the Company in 1995. Mr. Lyons is a Certified Public Accountant and owns 21st Century Strategic Investment Planning, LC, a Florida limited company, which offers financial planning and investment structuring services and reviews financial opportunities and private placements. Mr. Lyons also acts as a general partner for two venture capital partnerships and as money manager for select clients. From 1993 until his retirement in December 1999, Mr. Lyons was Chief Executive Officer of Piaker & Lyons, P.C., an accounting firm, of which he was a member from 1965 until December 1999. Mr. Lyons serves on the board of directors of two private companies, and is on the audit committee of one those companies. From March 2003 until June 2009, Mr. Lyons served as a director and chair of the audit committee of Source Interlink Companies, Inc., which at the time was a public company. Prior to his board service with Source Interlink Companies, Inc., he served on the board of directors and as audit committee chairman of a number of other public companies. Mr. Lyons holds a Bachelor of Science degree in Accounting from Harpur College and a Masters of Business Administration degree from Ohio State University. Mr. Lyons has served on the Company’s Board of Directors since 1995, has served on the boards and audit committees of a number of other companies, has 40 years of experience as a Certified Public Accountant, and is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act of 1933, as amended. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Lyons the experience, qualifications, attributes and skills to serve as a director of the Company.
No familial relationships exist between any Directors and Executive Officers.

Meetings of the Board of Directors and its Committees
During 2009, there were four meetings of the Board of Directors of the Company, eight meetings of the Audit Committee, and no meetings of the Compensation or Nominating and Corporate Governance Committees. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee on which he served.
Director Attendance at Annual Meetings
Each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means of which the director can hear, and be heard, by those present at the meeting. All seven Directors then in office attended last year’s annual meeting of stockholders.
Committees of the Board of Directors
The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. Each of these committees has a written charter approved by the Board of Directors in January 2005. A copy of each committee’s charter is posted on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com.
Audit Committee. The Audit Committee currently consists and during 2009 consisted of directors Allan R. Lyons (Chairman of the Committee), Michael Bertash and Steven W. Lefkowitz. The Audit Committee held eight meetings during the year. The Board of Directors has determined that each director who served on the Audit Committee during 2009 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules, and that Mr. Lyons is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. The primary responsibilities of the Audit Committee include the following:
•	Overseeing the Company’s accounting and financial reporting process and audits of the Company’s financial statements on behalf of the Company’s Board of Directors.
•	Selecting the independent registered public accounting firm to conduct the annual audit of the Company’s financial statements.
•	Evaluating the qualifications, independence and performance of the Company’s independent auditors.
•	Reviewing the proposed scope of the annual audit of the Company’s financial statements.
•	Reviewing the Company’s accounting and financial controls with the independent registered public accounting firm and the Company’s financial accounting staff.
•	Overseeing the Company’s internal controls and risk management procedures.
•	Preparing the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Compensation Committee. The Compensation Committee currently consists and during 2009 consisted of directors Steven W. Lefkowitz (Chairman of the Committee) Michael Bertash and Frank B. Evans. The Compensation Committee did not hold any meetings during the year. The Board of Directors has determined that each director who served on the Compensation Committee during 2009 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The responsibilities of the Compensation Committee include the following:
•	Reviewing and approving the compensation and benefits for the Company’s executive officers.
•	Administering the Company’s stock plans.
•	Making recommendations to the Company’s Board of Directors regarding these matters.
The Compensation Committee establishes our general compensation policies and reviews and approves compensation for the executive officers. The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. The Compensation Committee may delegate authority to one or more members of the Compensation Committee when appropriate, unless such delegated authority is required by a law, regulation, or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee may also request that any Directors, Officers, or employees of the Company whose advice and counsel is sought by the Compensation Committee, attend any meeting to provide such information as the Compensation Committee requests. The Compensation Committee may also retain consultants or other advisors that the Compensation Committee determines to employ to assist in the performance of its duties. The Compensation Committee determines the compensation paid to each of our named executive officers, which, other than with respect to compensation that had been payable to Mr. Jardin, is based upon the recommendations received from our President, Mr. Axon.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists and during 2009 consisted of Allan R. Lyons and Michael Bertash. Since February 2006, there have been only two directors on the Nominating and Corporate Governance Committee, which is less than the three directors required by the Committee’s charter. The Committee did not hold any meetings in 2009. Accordingly, the independent members of the Board of Directors recommended a slate of nominees to stand for election as directors at the Annual Meeting. The Board of Directors has determined that each director who served on the Nominating and Corporate Governance Committee during 2009 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The responsibilities of the Nominating and Corporate Governance Committee include the following:
•	Searching for and recommending to the Board of Directors potential nominees for Director positions.
•	Making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees.
•	Monitoring the Board of Directors effectiveness.
•	Developing and implementing the Company’s corporate governance procedures and policies.
In identifying and evaluating candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, the Nominating and Corporate Governance Committee will, absent special circumstances, propose for re-election qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors, whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will consider potential nominees recommended by members of the Board of Directors, the management of the Company and stockholders. The Nominating and Corporate Governance Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2009. As to each recommended candidate that the Nominating and Corporate Governance Committee believes merits serious consideration, the Committee will collect as much information, including without limitation, soliciting views from other directors and the Company’s management and having one or more Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select, for each directorship to be filled, a candidate who, in the view of the Committee, is most suited for membership on the Board of Directors. In making its selection, the Nominating and Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. This consideration may also include how long the recommending stockholder intends to continue holding its equity interest in the Company.
The Nominating and Corporate Governance Committee has adopted a policy with regard to the minimum qualifications that must be met by a Committee-recommended nominee for a position on the Company’s Board of Directors, which policy is described in this paragraph. The Nominating and Corporate Governance Committee considers the overall qualifications of prospective nominees for director, including the particular experience, expertise and outlook that they would bring to the Board of Directors. While diversity (however defined) may contribute to this overall evaluation, it is not considered by the Nominating and Corporate Governance Committee as a separate or independent factor in identifying nominees for director. The Nominating and Corporate Governance Committee generally requires that all candidates for the Board of Directors be committed to representing the Company and all of its stockholders, demonstrate the judgment and knowledge necessary to assess Company strategy and management, manifest willingness to meaningfully participate in the governance of the Company, possess the ability to fulfill the legal and fiduciary responsibilities of a director, undertake to make the appropriate time commitment for Board service, and maintain standing and reputation in the business, professional and social communities in which such candidate operates. The Nominating and Corporate Governance Committee requires that candidates not have any interests that would, in the view of the Committee, materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders. The Company also requires that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the the Audit Committee charter, and that at least one of the directors qualifies as an audit committee financial expert in accordance with the rules of the SEC and the Audit Committee charter.
It is the policy of the Company that the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to such stockholder recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee may take into account the size and duration of a recommending stockholder’s ownership interest in the Company. The Nominating and Corporate Governance Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in the Company of substantially the same size as its interest at the time of making the recommendation. The Nominating and Corporate Governance Committee may refuse to consider stockholder-recommended candidates who do not satisfy the minimum qualifications prescribed by the Committee for board candidates.

The Nominating and Corporate Governance Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for director. The procedures are posted on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com, and are described in this paragraph. A stockholder (or group of stockholders) wishing to submit a recommendation of a candidate for consideration as a potential director nominee by the Nominating and Corporate Governance Committee should submit such recommendation in accordance with the timing requirements set forth in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws. All stockholder nominating recommendations should be in writing, addressed to the Chair of the Nominating and Corporate Governance Committee, 101 Hudson Street, 25th floor, Jersey City, NJ 07302. Submissions should be made by mail, courier or personal delivery. A nominating recommendation should be accompanied by the information that is required to be provided in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws, a copy of which is posted on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com.
Stockholder Communications with the Board of Directors
Stockholders may send communications to the Board of Directors, any committee of the Board of Directors or the non-management directors of the Board of Directors. The process for sending such communications can be found on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com. All stockholder communications are sent directly to Board members, except for communications that contain offensive, scurrilous or abusive content, communications that advocate the Company’s engaging in illegal activities, communications that have no rational relevance to the business or operations of the Company, and communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company generally.
Code of Ethics
The Company has adopted a code of ethics and business conduct that applies to its officers, directors and employees, including without limitations, the Company’s Chief Executive Officer, President and Chief Financial Officer. The Code of Ethics and Business Conduct is available on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com.
Board Leadership Structure and Role in Risk Oversight
Mr. Axon serves as both the principal executive officer and Chairman of the Board of Directors. The Company does not have a lead independent director. Except for Mr. Axon, the other directors are independent, as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. As of the date of this filing, the Company has determined that the leadership structure of its Board of Directors has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition; the active involvement of its independent directors; the Company’s relationship with its lead lending bank; and Mr. Axon’s status as principal shareholder and co-founder of the Company.
The extent of the Board’s role in risk oversight of the Company is to oversee credit, liquidity and operational risks that are reasonably likely to have a material adverse effect on the Company. The function primarily resides in the Audit Committee of the Board, which holds meetings as needed, but generally no less than on a quarterly basis, with executive management and the Company’s independent auditors, separately or together, to review the financials of and material risks, including control risks, facing the Company. In addition, the members of the Audit Committee periodically meet in executive session without management and regularly communicate with the two Board members not on the Committee, Messrs. Axon and Evans, on the business and management of the Company. The Board’s role in risk oversight has not had an effect on the Board’s leadership structure.
Audit Committee Report
The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the Report by reference in any such document.

The members of the Audit Committee have been appointed by the Board of Directors. During the 2009 fiscal year, the Audit Committee consisted solely of independent directors, as such term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Audit Committee operates under a written charter that was adopted by the Board of Directors in January 2005 in order to assure continued compliance by the Company with SEC and NASDAQ rules and regulations enacted in response to requirements of the Sarbanes-Oxley Act of 2002.
The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the Standards of The Public Company Accounting Oversight Board (United States) and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.
In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009 with management and with Marcum LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Marcum LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of the Company’s annual financial statements.
The Audit Committee has also received the written disclosures and the letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with the Audit Committee concerning independence, and has discussed with Marcum LLP the issue of their independence from the Company and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2009 is compatible with maintaining the auditors’ independence and has concluded that it is.
Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Audit Committee has also appointed, subject to stockholder ratification, the Company’s independent registered public accounting firm for the year ending December 31, 2010.
The members of the Audit Committee are Allan R. Lyons, Michael Bertash and Steven W. Lefkowitz, none of whom is or, during the fiscal year 2009, was, an employee of the Company.
Respectfully submitted by the Audit Committee,
Allan R. Lyons, Chairman
Michael Bertash
Steven W. Lefkowitz

MANAGEMENT
Executive Officers
The following table sets forth certain information with respect to the executive officers of the Company:

Name	Age	Position
Thomas J. Axon	57	President and Chairman of the Board of Directors
Paul D. Colasono	63	Chief Financial Officer and Executive Vice President
Jimmy Yan	34	Executive Vice President and Managing Director, Loan Servicing and Recovery
Kevin Gildea	40	Chief Legal Officer, Executive Vice President and Secretary
Paul D. Colasono has served as the Company’s Chief Financial Officer and Executive Vice President since April 2005. Mr. Colasono has more than 35 years of experience in banking and mortgage banking in a broad range of senior management positions. From 2003 until his engagement by the Company, Mr. Colasono served as an independent business consultant providing strategic and financial consulting services. From September 1997 until September 2001, Mr. Colasono served as Vice President and Controller of GE Capital Mortgage Services Corporation. From February 1981 until September 1997, Mr. Colasono was employed by The Dime Savings Bank of New York in a variety of executive and senior management positions. From April 1994 until September 1997, Mr. Colasono held the titles of Senior Vice President, Chief Administrative Officer and Chief Financial Officer of Dime Bank’s mortgage banking business. From November 1990 until April 1994, Mr. Colasono served as the President and Chief Executive Officer of The Dime Savings Bank of New Jersey, a subsidiary of Dime Bank. Mr. Colasono began his career with The Chase Manhattan Bank. Mr. Colasono holds a Bachelor of Science degree in Accounting and a Masters of Business Administration from St. John’s University.
Jimmy Yan has served as the Company’s Executive Vice President and Managing Director of its servicing and asset recovery operations since January 2010. From June 2005 to December 2009, Mr. Yan was employed by Deutsche Bank Securities Inc. as Vice President, during which time he was responsible for managing a dozen mortgage servicers. Prior to his position with Deutsche Bank Securities, Mr. Yan, from August 2000 to June 2005, managed the Company’s default operations. Mr. Yan holds a Bachelor of Science degree in finance from the State University of New York at Buffalo.
Kevin P. Gildea has served as the Company’s Chief Legal Officer/General Counsel since March 2006, Secretary since August 2006, and Executive Vice President since October 2009. From March 2005 to March 2006, he was Associate General Counsel. Mr. Gildea has been continuously in the employ of the Company since March 2005, and was previously in the employ of the Company from February 2000 to November 2001. From November 1995 to February 2000 and from December 2001 to February 2005, Mr. Gildea was an Administrative Law Judge with the New York State Department of Labor, Unemployment Insurance Appeal Board. Mr. Gildea, a practicing attorney since 1994, is admitted to the bars of the State of New York and Commonwealth of Massachusetts, and is licensed as an in-house attorney in the State of New Jersey. Mr. Gildea holds a Bachelor of Arts degree in Political Science from Boston College, attended Boston College Law School as a visiting student and holds a Juris Doctor from Albany Law School of Union University.
See Director Nominee Information, above, for a biography of Thomas J. Axon.

EXECUTIVE COMPENSATION
Our Named Executive Officers
The following table sets forth all individuals who served as our principal executive officer at any time during 2009, our principal financial officer, our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of 2009 and two additional individuals who would have been among our two most highly compensated executive officers other than our principal executive officers and our principal financial officer but were not serving as an executive officer at the end of 2009:

Name	Title
Thomas J. Axon	Chairman and President
Paul D. Colasono	Chief Financial Officer and Executive Vice President
Kevin Gildea	Chief Legal Officer, Executive Vice President and Secretary
Alexander Gordon Jardin(1)	Chief Executive Officer
William F. Sullivan(2)	Chief Operating Officer; President, Tribeca Lending Corp.
Michael Blair(3)	Executive Vice President and Chief Operational Officer of Servicing

(1)	Mr. Jardin served as Chief Executive Officer of the Company until October 7, 2009.

(2)	Mr. Sullivan served as Chief Operating Officer and President, Tribeca Lending Corp. until October 15, 2009.

(3)	Mr. Blair served as Executive Vice President and Chief Operational Officer of Servicing until December 30, 2009.
Summary Compensation Table
The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2009 and December 31, 2008.

			Stock	All Other
		Salary	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)
Thomas J. Axon, Chairman and President	2009	127,500	—	25,992	153,492
	2008	150,000	—	15,721	165,721

Paul D. Colasono, Chief Financial Officer	2009	212,500	—	44,005	256,505
and Executive Vice President	2008	250,000	—	40,401	290,401

Kevin Gildea, Chief Legal Officer,	2009	187,000	—	26,538	213,538
Executive Vice President and Secretary	2008	214,888	—	32,290	247,178

Alexander Gordon Jardin,	2009	227,083	—	37,244	264,327
Chief Executive Officer(1)	2008	325,000	—	38,074	363,074

William F. Sullivan, Chief Operating Officer	2009	189,757	—	164,196	353,953
and President of Tribeca Lending Corp.(2)	2008	275,000	—	32,762	307,762

Michael Blair, Executive Vice President and	2009	220,585	—	43,815	264,400
Chief Operational Officer of Servicing(3)	2008	250,000	—	49,755	299,755

(1)	Mr. Jardin served as Chief Executive Officer of the Company until October 7, 2009.

(2)	Mr. Sullivan served as Chief Operating Officer and President, Tribeca Lending Corp. until October 15, 2009.

(3)	Mr. Blair served as Executive Vice President and Chief Operational Officer of Servicing until December 30, 2009.

All Other Compensation
The following table provides information regarding all other compensation earned by our named executive officers during the fiscal years ended December 31, 2009 and December 31, 2008.

			Medical		Long					Car	Elective
		Eye	and		Term	Stock	Tax			Allowance/	Bonus
Name and		Benefits	Dental	Life	Disability	Awards	Gross	Other		Parking	Payments		Total
Principal Position	Year	($)	($)	($)	($)	($)	up ($)	Expenses ($)		($)	($)		($)
Thomas J. Axon, Chairman and President	2009	128	14,701	145	338	—	—	—		3,180	7,500	(7)	25,992
	2008	128	11,844	171	398	—	—	—		3,180	—		15,721

Paul D. Colasono, Chief Financial Officer	2009	128	9,391	242	564	—	—	18,000	(6)	3,180	12,500	(7)	44,005
and Executive Vice President	2008	128	7,145	285	663	—	—	29,000	(4)	3,180	—		40,401

Kevin Gildea, Chief Legal Officer,	2009	128	14,701	213	496	—	—	—		—	11,000	(7)	26,538
Executive Vice President and Secretary	2008	128	11,844	246	572	—	—	—		—	19,500		32,290

Alexander Gordon Jardin, Chief Executive	2009	106	7,183	266	589	—	—	—		12,850	16,250	(7)	37,244
Officer(1)	2008	128	7,145	371	862	—	—	14,388	(5)	15,180	—		38,074

William F. Sullivan, Chief Operating Officer	2009	106	10,711	230	589	—	—	132,160	(8)	6,650	13,750	(7)	164,196
and President of Tribeca Lending Corp. (2)	2008	128	11,844	314	729	—	—	11,767	(5)	7,980	—		32,762

Michael Blair, Executive Vice President and	2009	128	14,701	242	564	—	—	—		3,180	25,000	(7)	43,815
Chief Operational Officer of Servicing (3)	2008	128	11,844	285	663	—	—	8,655	(5)	3,180	25,000		49,755

(1)	Mr. Jardin served as Chief Executive Officer of the Company until October 7, 2009.

(2)	Mr. Sullivan was appointed President of Tribeca Lending Corp. effective February 27, 2008. Mr. Sullivan served as Chief Operating Officer and President, Tribeca Lending Corp. until October 15, 2009.

(3)	Mr. Blair served as Executive Vice President and Chief Operational Officer of Servicing until December 30, 2009.

(4)	This includes $16,500 as a Housing Allowance and $12,500 for accrued unused vacation paid on December 31, 2008.

(5)	Accrued unused vacation paid on December 31, 2008.

(6)	This includes $18,000 as a Housing Allowance.

(7)	The amount of such elective bonuses was equivalent to the salary lost from April through June 2009 by virtue of salary reductions implemented on April 1, 2009.

(8)	This includes $91,667 as a separation payment; $38,246 for transitional services, and reimbursement of $2,247 in reimbursement of medical health insurance costs under COBRA made pursuant to Mr. Sullivan’s Separation Agreement of October 15, 2009.

Narrative Disclosure to Summary Compensation Table
Employment Agreements with Named Executive Officers
The registrant’s subsidiary, Franklin Credit Management Corporation (“FCMC”), has or had employment agreements with the following named executive officers: Paul D. Colasono, Alexander Gordon Jardin, William F. Sullivan and Michael Blair. All of these employment agreements are described in detail below and the severance arrangements with respect thereto (including the definitions contained in each relevant employment agreement of “cause,” “good reason” and “Change in Control”) are discussed in further detail under the heading “— Potential Payments Upon Termination or Change in Control.”
In connection with the adoption of a holding company form of organizational structure in December 2008, FCMC entered into an agreement with each of Alexander Gordon Jardin, Paul D. Colasono and Michael Blair acknowledging that the holding company restructuring would not be deemed a “Change in Control” under such executives’ employment agreements. An acknowledgement from William Sullivan was not obtained, as his employment agreement did not contain a “Change in Control” provision.
On December 30, 2008, FCMC entered into an agreement with executive officer Paul Colasono, and on December 31, 2008, entered into similar agreements with executive officers Alexander Gordon Jardin and William F. Sullivan to amend such executive officers’ employment agreements (the “Amendments”). The Amendments make certain technical changes which are and were designed to make the employment agreements comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Effective April 1, 2009, Messrs. Axon, Colasono, Gildea, Jardin, Sullivan and Blair agreed to a 20% reduction in their base annual salary. Effective January 1, 2010, Mr. Gildea’s salary was increased to the level that had been applicable before the April 1, 2009 reduction.
Thomas J. Axon — Chairman and President
Thomas J. Axon serves as Chairman and President of the Company, without a written employment agreement. Mr. Axon has served as Chairman since 1994, and as President since 1990. In that capacity, Mr. Axon has been the principal executive officer of the Company since Mr. Jardin’s resignation in October. From January 2008 through March 31, 2009, Mr. Axon received a base annual salary of $150,000 until March 31, 2009. Effective April 1, 2009, Mr. Axon agreed to a 20% reduction in his base annual salary to $120,000 (which is his current salary rate). In addition to salary, Mr. Axon is entitled to a monthly parking pass and reimbursement of business expenses in accordance with the Company’s usual reimbursement policies and procedures.
Kevin Gildea — Chief Legal Officer, Executive Vice President and Secretary
Kevin Gildea serves as Chief Legal Officer, Executive Vice President and Secretary of the Company, without a written employment agreement. Mr. Gildea has served as Chief Legal Officer/General Counsel since March 2006, Secretary since August 2006, and Executive Vice President since October 2009. From January 2008 through March 31, 2009, Mr. Gildea received a base annual salary of $220,000 until March 31, 2009. Effective April 1, 2009, Mr. Gildea agreed to a 20% reduction in his annual base salary to $176,000. Effective January 1, 2010, his base annual salary was increased to $220,000. In addition to salary, Mr. Gildea is entitled to reimbursement of business expenses in accordance with the Company’s usual reimbursement policies and procedures, including reimbursement of bar registration fees and the cost of continuing legal education courses.
Paul D. Colasono — Chief Financial Officer
Paul D. Colasono serves as Chief Financial Officer and Executive Vice President of FCMC under an employment agreement with an effective date of March 28, 2005. Mr. Colasono was appointed to the position of Chief Financial Officer, effective April 11, 2005. Mr. Colasono’s employment term runs from the effective date of the employment agreement until its termination by FCMC or Mr. Colasono.

Under the employment agreement, Mr. Colasono was entitled to a base salary of $250,000 until March 31, 2009, subject to adjustment by the Board of Directors, and to participate in an executive bonus pool of 10% of the after tax consolidated net profits of FCMC in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors. In addition, Mr. Colasono will be entitled to receive an annual bonus based partially on the net income after taxes of FCMC. Additionally, Mr. Colasono receives a housing allowance of $1,500 per month. Effective April 1, 2009, Mr. Colasono agreed to a 20% reduction in his base annual salary to $200,000.
In connection with his entry into the employment agreement, FCMC granted Mr. Colasono 17,000 shares of restricted stock of the Company, of which 2,000 shares vested upon grant, 5,000 shares vested on March 28, 2006, 5,000 shares vested on March 28, 2007, and 5,000 shares vested on March 28, 2008. Mr. Colasono agreed to make an 83(b) election with respect to the restricted shares and FCMC agreed to reimburse Mr. Colasono for any federal, state or local taxes due from having made such election at his incremental tax rate.
Under the employment agreement, Mr. Colasono is subject to covenants not to compete and not to solicit customers or employees of FCMC for certain periods specified therein.
Pursuant to the employment agreement, FCMC may terminate Mr. Colasono’s employment with or without cause (as defined in the employment agreement) and Mr. Colasono may terminate it without or for good reason (as defined in the employment agreement) following a Change in Control (as defined in the employment agreement). Further detail on our severance obligations to Mr. Colasono, including the definitions contained in his current employment agreement of “cause,” “good reason” and “Change in Control” is set forth below under the heading “— Potential Payments Upon Termination or Change in Control.”
Alexander Gordon Jardin — Chief Executive Officer
Alexander Gordon Jardin served as Chief Executive Officer of FCMC under an employment agreement that was entered into on April 26, 2006, with an effective date of March 1, 2006 and subsequently amended, until his voluntary resignation without good reason, effective October 7, 2009. Under the terms of his employment agreement, Mr. Jardin was entitled to a base annual salary of $325,000 until March 31, 2009, subject to adjustment upward by the Board of Directors, as well as an annual bonus to be determined and paid on or before May 1st of the following year. Mr. Jardin also was entitled to a car allowance of $1,000 per month. Effective April 1, 2009, Mr. Jardin agreed to a 20% reduction in his base annual salary to $260,000.
In connection with his employment, FCMC granted to Mr. Jardin 100,000 shares of restricted Company common stock, of which 10,000 vested upon grant, 5,000 vested on the first day after each fiscal quarter from July 1, 2006 until April 1, 2008, and 6,250 shares vested on the first day after each fiscal quarter from July 1, 2008 until October 1, 2009. The remaining 12,500 shares of restricted stock that had remained unvested were forfeited, upon Mr. Jardin’s resignation, and the share certificates representing the same have been surrendered by Mr. Jardin and cancelled. Any unvested shares would have vested immediately upon a Change in Control of FCMC (as defined in the employment agreement). Mr. Jardin made an 83(b) election with respect to the restricted shares and FCMC agreed to reimburse him on a grossed up basis for any taxes due from having made such election.
The term of Mr. Jardin’s employment agreement had been until March 1, 2011 or the date of an earlier termination by FCMC or Mr. Jardin. Mr. Jardin remains subject to covenants not to compete and not to solicit customers or employees of FCMC for the following time periods commencing with the date of his resignation: (i) with respect to employees of FCMC, for a period of nine (9) months and (ii) with respect to customers of FCMC, for a period of twelve (12) months.
Pursuant to the employment agreement, FCMC could have terminated Mr. Jardin’s employment with or without cause (as defined in the employment agreement) and Mr. Jardin could have terminated it without good reason, which he did, or for good reason (as defined in the employment agreement). On October 7, 2009, the Company and FCMC accepted the resignation of Mr. Jardin as its Chief Executive Officer and Director, which had been tendered by Mr. Jardin on October 7, 2009, effective immediately and paid him his base salary and prorated car allowance through November 6, 2009. The Company believes that Mr. Jardin terminated his employment agreement with FCMC, without good reason and paid him in accordance with the provisions relating to a termination by the employee without good reason under the employment agreement.

Further detail on our severance obligations to Mr. Jardin, including the definitions contained in his current employment agreement of “cause,” “good reason” and “Change in Control” is set forth below under the heading “— Potential Payments Upon Termination or Change in Control.”
William F. Sullivan — Chief Operating Officer
William F. Sullivan served as Chief Operating Officer of FCMC under an employment agreement dated as of February 1, 2006 and subsequently amended, until his voluntary resignation, effective October 15, 2009. Under the terms of his employment agreement, Mr. Sullivan was entitled to a base annual salary of $275,000 until March 31, 2009, payable on a semimonthly basis, and he was entitled to annual and incentive bonuses, the amount of which was subject to the reasonable discretion of the Board of Directors of FCMC. Mr. Sullivan was also entitled to a car allowance of $400 per month and a parking space in the vicinity of FCMC’s offices. In connection with his employment and as additional compensation for Mr. Sullivan’s services under the employment agreement, Mr. Sullivan received a grant of 5,000 shares of common stock of the Company. Effective April 1, 2009, Mr. Sullivan agreed to a 20% reduction in his base annual salary to $220,000.
The term of Mr. Sullivan’s employment agreement had been until August 17, 2011 or the date of an earlier termination by FCMC or Mr. Sullivan. Mr. Sullivan remains subject to covenants not to compete and not to solicit customers or employees of FCMC for the following time periods commencing with his date of resignation: (i) with respect to employees of FCMC, for a period of nine (9) months and (ii) with respect to customers of FCMC, for a period of twelve (12) months.
Pursuant to the employment agreement, FCMC could have terminated Mr. Sullivan’s employment with or without cause (as defined in the employment agreement) and Mr. Sullivan could have terminated it without or for good reason (as defined in the employment agreement).
On October 15, 2009, the Company, FCMC and Tribeca Lending Corp. (“Tribeca”) entered into a Separation Agreement and General Release with Mr. Sullivan, pursuant to which Mr. Sullivan, effective October 15, 2009, resigned from all positions as an officer or director of the Company and its subsidiaries and affiliates, including his positions as Chief Operating Officer and Director of the Registrant and FCMC and President of Tribeca.
Pursuant to Mr. Sullivan’s separation agreement, Mr. Sullivan’s employment agreement was terminated effective October 15, 2009. Under the severance agreement, FCMC shall (i) pay Mr. Sullivan a separation payment equal to the gross sum of $91,666.60 less applicable withholdings and deductions, which is equivalent to five (5) months of his regular base salary at his final rate of pay ($220,000 per annum); and (ii) continue his health insurance coverage through COBRA for the later of (i) the earlier of (x) the date the Employee finds other employment with health benefits and (y) twelve (12) months, or (ii) five (5) months. In addition, in exchange for providing certain transitional services for a period not to exceed 6 months from October 15, 2009, FCMC will pay Mr. Sullivan the sum of $7,638.89, on a semi-monthly basis, up to a maximum total of $91,666.68, with such payments and transitional services subject to termination by the Employer, in its sole and absolute discretion, or by Employee, if he finds other employment, with thirty (30) days prior written notice to the other party and, a contingent success fee of up to $30,000 payable on the next business day following thirty (30) days after the achievement by FCMC on or before the quarter ending September 30, 2010 of certain milestones by FCMC which are dependent in part on Mr. Sullivan having performed the transition services.
Further detail on our severance obligations to Mr. Sullivan, including the definitions contained in his employment agreement of “cause,” “good reason” and “Change in Control” is set forth below under the heading “— Potential Payments Upon Termination or Change in Control.”
Michael Blair — Executive Vice President and Chief Operational Officer of Servicing
Michael Blair served as Executive Vice President and Chief Operational Officer of the servicing department of FCMC under an employment agreement, effective as of August 7, 2006 and subsequently amended, until his voluntary resignation without good reason, effective December 30, 2009. Under the terms of his employment agreement, Mr. Blair received a base annual salary of $250,000 until March 31, 2009, payable on a semimonthly basis, and he was entitled to annual and incentive bonuses. In connection with his employment, FCMC granted to Mr. Blair 17,000 shares of restricted Company common stock, of which 2,000 shares vested on August 7, 2006, and 5,000 shares vested on each of January 1, 2007, January 1, 2008 and January 1, 2009. Effective April 1, 2009, Mr. Blair agreed to a 20% reduction in his base annual salary to $200,000.

The term of Mr. Blair’s employment agreement had been until December 31, 2009 or the date of an earlier termination by FCMC or Mr. Blair. Mr. Blair remains subject to covenants not to compete and not to solicit customers or employees of FCMC for a period of twelve (12) months following the date of his termination of employment.
Pursuant to the employment agreement, FCMC could have terminated Mr. Blair’s employment with or without cause (as defined in the employment agreement) and Mr. Blair could have terminated it without good reason, which he did, or for good reason (as defined in the employment agreement) following a Change in Control (as defined in the employment agreement). Further detail on our severance obligations to Mr. Blair, including the definitions contained in his employment agreement of “cause,” “good reason” and “Change in Control” is set forth below under the heading “— Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
As discussed above, we currently have or had employment agreements with certain of our named executive officers that contain various provisions relating to severance and change in control payments. Pursuant to such employment agreements, the following circumstances would trigger payments or the provision of other benefits:
•	Termination by FCMC “without cause” or by the executive officer without “good reason”;
•	Termination by FCMC “for cause”;
•	Termination by the executive officer for “good reason” (and, in the case of Paul D. Colasono and Michael Blair, for “good reason” following a Change in Control);
•	In the case of Alexander Gordon Jardin and Michael Blair, termination due to the executive officer’s death or disability; and
•	In the case of Alexander Gordon Jardin, termination following a Change in Control.
The following summaries describe and quantify these potential payments and/or benefits. The definitions contained in such employment agreements of the terms “cause,” “good reason,” and “Change in Control” can be found under the subheading “— Defined Terms.”
Severance/Change in Control Arrangement for Paul D. Colasono
For Cause, Without Good Reason. In the event that Mr. Colasono’s employment is terminated by FCMC for cause or by Mr. Colasono without good reason, Mr. Colasono shall receive nothing other than (i) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Colasono’s current base salary, and (ii) reimbursement for expenses already incurred pursuant to the employment agreement. In the event that FCMC terminates Mr. Colasono for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, Mr. Colasono’s termination shall be deemed to be a termination by FCMC without cause. In such event, Mr. Colasono shall be entitled to receive severance pursuant to the terms of the employment agreement as if the termination was made by FCMC without cause.

Without Cause, For Good Reason Following a Change in Control, Death/Disability. In the event that Mr. Colasono’s employment is terminated by FCMC without cause or by Mr. Colasono for good reason following a Change in Control (other than for cause), Mr. Colasono shall receive the following payments/benefits: (i) a lump sum in respect of all accrued and unused vacation within ten days after the termination of his employment in an amount based on Mr. Colasono’s current base salary, (ii) reimbursement for expenses already incurred pursuant to the employment agreement; and (iii) within thirty days after the termination of his employment, a lump sum amount based on his current base salary for the periods set forth below after such termination:

Period for which current base salary will be paid
	Date of termination	in lump sum following termination
In the event that termination occurs prior to a Change in Control	If termination occurs on or after September 1, 2006	Twelve months
In the event that termination occurs at the time of or following a Change in Control	If termination occurs on or after September 1, 2006	Eighteen months
In addition, if Mr. Colasono is enrolled in and covered by a medical insurance plan offered by FCMC on the date of termination of employment, he shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth above, or (y) an amount equal to the medical insurance premiums paid by FCMC on behalf of Mr. Colasono for the periods set forth above.
For purposes of calculating severance payments under the employment agreement, a termination due to Mr. Colasono’s illness, disability or death shall be deemed a termination by FCMC without cause.
The following table and footnotes describe and quantify the potential payments upon termination or a Change in Control for Mr. Colasono, assuming that the termination or Change in Control was effective as of December 31, 2009:

		Termination
Executive Benefits and Payments	Termination	For Cause or Without		Following a Change
Upon Termination	Without Cause	Good Reason	Death/Disability	in Control
Severance Pay	$200,000	$—	$200,000	$300,000
Vesting of Stock Options and Restricted Stock Awards	—	—	—	—
Other Benefits	$(1)	$—	$(1)	$(2)

(1)	Employee would have had the option of either 12 months continued health benefits or $9,519, an amount equal to 12 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Colasono.

(2)	Employee would have had the option of either 18 months continued health benefits or $14,278.50, an amount equal to 18 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Colasono.
Severance/Change in Control Arrangement for Alexander Gordon Jardin
For Cause, Without Good Reason. In the event that Mr. Jardin’s employment had been terminated by FCMC for cause or by Mr. Jardin without good reason, which it was, Mr. Jardin receives nothing other than any accrued salary, payment for accrued but unused vacation time, and reimbursement of expenses already incurred pursuant to the employment agreement. Any portion of the restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement that has not become vested and nonforfeitable on or prior to the date of such termination is forfeited.
Had FCMC terminated Mr. Jardin for cause and it was later determined by a court of competent jurisdiction that such cause did not exist, Mr. Jardin’s termination would be deemed to be a termination by FCMC without cause. In such event, Mr. Jardin would be entitled to receive severance pursuant to the terms of his employment agreement as if the termination was made by FCMC without cause.
Without Cause, For Good Reason, Following a Change in Control, Death/Disability. Had Mr. Jardin’s employment been terminated by FCMC without cause, by Mr. Jardin for good reason, by either party following a Change in Control (other than a termination for cause following such Change in Control), or due to Mr. Jardin’s death or disability, Mr. Jardin would have received the following payments/benefits: (1) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Jardin’s current base salary; (2) a prorated bonus determined by or consistent with the employment agreement, which bonus would be paid at the later of six months after termination of the employment agreement or the date provided in the employment agreement; and (3) an additional lump sum payable six months after the termination of the employment agreement equal to, $225,000 plus $13,542 for each month (or partial month) of employment with FCMC after December 31, 2006, provided that in no event would the aggregate amount exceed Mr. Jardin’s salary as of the date of such termination plus an amount equal to the value of Mr. Jardin’s total benefits for the prior twelve month period, as of the date of such termination.

Had Mr. Jardin’s employment been terminated by FCMC without cause, any portion of the restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement that had not vested and become nonforfeitable on or prior to the date of such termination would be forfeited. In addition, in the event of Mr. Jardin’s death or disability, the entire award of restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement would immediately become fully vested and nonforfeitable.
The following table and footnotes describe and quantify the potential payments upon termination or a Change in Control for Mr. Jardin, assuming that the termination or Change in Control was effective as of December 31, 2009, and Mr. Jardin had not terminated his employment without good reason effective October 7, 2009:

	Termination Without	Termination For
Executive Benefits and Payments	Cause or For Good	Cause or Without		Following a Change
Upon Termination	Reason	Good Reason	Death/Disability	in Control
Severance Pay	$288,250	$—	$288,250	$288,250
Vesting of Stock Options and Restricted Stock Awards	*	—	*	—
Other Benefits	$—	$—	$—	$—

*	In the case of termination was For Good Reason, 12,500 shares of restricted stock would have immediately vested.
Severance Arrangement for William F. Sullivan
Without Cause, For Failure to Perform Assigned Duties, For Good Reason. Had Mr. Sullivan’s employment been terminated by FCMC without cause or for Mr. Sullivan’s failure to perform assigned duties, or had Mr. Sullivan terminated his employment for good reason, Mr. Sullivan would have been entitled to receive: (i) payment in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Sullivan’s current base salary; (ii) if such termination occurred after the end of any calendar year and before the payment date of the bonus in respect of that year, an amount equal to the bonus for such calendar year on April 15 of the year of termination; (iii) monthly payments equal to one twelfth of his then current base salary for four months after such termination. In addition, if Mr. Sullivan was enrolled in and covered by a medical insurance plan offered by FCMC on the date of termination, at his option, either continued health benefits during a specified period or an amount equal to the medical insurance premiums that would have been payable by FCMC on behalf of Mr. Sullivan in respect of such specified period.
In the event Mr. Sullivan’s employment had been terminated and he was not entitled to severance in accordance with the employment agreement, Mr. Sullivan would be entitled to no further compensation or payments from FCMC.
Mr. Sullivan’s employment agreement did not provide for payments upon a change in control.

The following table and footnotes describe and quantify the potential payments upon termination or a change in control for Mr. Sullivan, assuming that the termination or change in control was effective as of December 31, 2009, and Mr. Sullivan had not resigned effective October 15, 2009 (and, therefore, do not reflect amounts payable under Mr. Sullivan’s separation agreement described above):

	Termination Without	Termination For
Executive Benefits and Payments	Cause or For Good	Cause or Without			Following a Change
Upon Termination	Reason	Good Reason	Death/Disability		in Control
Severance Pay	$73,333.33	$—		$—	$—
Vesting of Stock Options and Restricted Stock Awards	—	—		—	—
Other Benefits	$ *	$ *	$	*	$—

*	Employee would have had the option of either 4 months continued health benefits or $4,943, an amount equal to 4 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Sullivan.
Severance/Change in Control Arrangement for Michael Blair
For Cause, Without Good Reason. In the event that Mr. Blair’s employment had been terminated by FCMC for cause or by Mr. Blair without good reason, which it was, Mr. Blair receives nothing other than (i) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Blair’s current base salary, and (ii) reimbursement for expenses already incurred pursuant to the employment agreement. Had FCMC terminated Mr. Blair for cause and it was later determined by a court of competent jurisdiction that such cause did not exist, Mr. Blair’s termination would be deemed to be a termination by FCMC without cause. In such event, Mr. Blair would be entitled to receive severance pursuant to the terms of the employment agreement as if the termination was made by FCMC without cause.
Without Cause, For Good Reason Following a Change in Control, Death/Disability. Had Mr. Blair’s employment been terminated by FCMC without cause or by Mr. Blair for good reason following a Change in Control (other than for cause), Mr. Blair would have received the following payments/benefits: (i) a lump sum in respect of all accrued and unused vacation within ten days after the termination of his employment in an amount based on Mr. Blair’s current base salary, (ii) reimbursement for expenses already incurred pursuant to the employment agreement; and (iii) within thirty days after the termination of his employment, a lump sum amount based on his current base salary for the periods set forth below after such termination:

Period for which current base salary will be paid
	Date of termination	in lump sum following termination
In the event that termination occurs prior to a Change in Control	If termination occurs on or after February 1, 2008	Twelve months
In the event that termination occurs at the time of or following a Change in Control	If termination occurs on or after February 1, 2008	Eighteen months
In addition, if Mr. Blair was enrolled in and covered by a medical insurance plan offered by FCMC on the date of termination of employment, he would be entitled, at his election, to receive either (x) continued health benefits for the periods set forth above, or (y) an amount equal to the medical insurance premiums paid by FCMC on behalf of Mr. Blair for the periods set forth above.
For purposes of calculating severance payments under the employment agreement, a termination due to Mr. Blair’s illness, disability or death is deemed a termination by FCMC without cause.

The following table and footnotes describe and quantify the potential payments upon termination or Change in Control for Mr. Blair, assuming that termination or Change in Control was effective as of December 31, 2009, and Mr. Blair had not terminated his employment without good reason effective December 30, 2009:

		Termination For
Executive Benefits and Payments	Termination	Cause or Without		Following a Change
Upon Termination	Without Cause	Good Reason	Death/Disability	in Control
Severance Pay	$200,000	$—	$200,000	$300,000
Vesting of Stock Options and Restricted Stock Awards	—	—	—	—
Other Benefits	$(1)	$	$(1)	$(2)

(1)	Employee would have had the option of either 12 months continued health benefits or $14,829, an amount equal to 12 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Blair.

(2)	Employee would have had the option of either 18 months continued health benefits or $22,243.50, an amount equal to 18 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Blair.
Defined Terms
The terms “cause,” “good reason” and change in control” are defined in the employment agreements for Mr. Jardin, Mr. Colasono, Mr. Sullivan and Mr. Blair (as applicable) as follows (with any variations among the employment agreements noted following each such definition).
“Cause” is generally defined to include the following:
(1) executive officer fails or refuses to perform one or more of his material assigned duties to FCMC;
(2) executive officer fails or refuses to comply with one or more policies of FCMC;
(3) executive officer breaches any of the material terms of his employment agreement; or
(4) executive officer commits any criminal, fraudulent or dishonest act related to his employment (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) relating to FCMC or any of its assets or opportunities.
Pursuant to Mr. Jardin’s employment agreement, “Cause” is similarly defined with the following variations: subclauses (1) and (2) require Mr. Jardin to continually take the actions listed therein; and the parenthetical contained in subclause (4) states as follows: “(other than a dispute relating to the unintentional erroneous reporting of an immaterial amount as an expense).”
Pursuant to Mr. Sullivan’s employment agreement, “Cause” is similarly defined except that subclause (4) is limited to the event that Mr. Sullivan “commits any criminal, fraudulent or dishonest act related to his employment.”
“Good Reason” is generally limited to the following: (1) executive officer is asked to resign, in writing, by the Board of Directors or is terminated by FCMC without cause; or (2) any material diminution by FCMC of executive officer’s duties or responsibilities, except in connection with the termination of executive officer’s employment for cause, as a result of permanent disability, or as a result of executive officer’s death.
Pursuant to Mr. Colasono’s employment agreement, “Good Reason” is similarly defined with the following variation: “Good Reason” is also defined to include if Mr. Colasono is removed as Chief Financial Officer, or Executive Vice President of FCMC. Pursuant to Mr. Blair’s employment agreement, “Good Reason” is similarly defined with the following variation: “Good Reason” is also defined to include if Mr. Blair is removed as Chief Operational Officer of FCMC’s Servicing Department, or Executive Vice President of FCMC.

Pursuant to Mr. Jardin’s employment agreement, “Good Reason” is defined to be limited to the following: (1) FCMC transfers the place of his employment in violation of the employment agreement; (2) FCMC breaches any of the material terms of certain specified provisions of the employment agreement or FCMC knowingly misrepresented or failed to disclose to Mr. Jardin a material financial, regulatory or legal matter of, or involving, FCMC prior to the execution of the employment agreement of which Mr. Jardin did not have knowledge; (3) any material diminution by FCMC of Mr. Jardin’s duties or responsibilities, except in connection with the termination of Mr. Jardin’s employment by FCMC, as a result of permanent disability, or as a result of Employee’s death; (4) Mr. Jardin is requested by FCMC to act in an unethical or illegal manner; or (5) Mr. Jardin is removed as Chief Executive Officer, President or Director of FCMC.
Pursuant to Mr. Sullivan’s employment agreement, “Good Reason” is defined to be limited to the following: (1) FCMC transfers the place of his employment in violation of the employment agreement; or (2) FCMC breaches any of the material terms of certain specified provisions of the employment agreement.
The definition of “Good Reason” in the employment agreements of Messrs. Colasono, Jardin, Sullivan and Blair was amended effective December 31, 2008, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, In particular, for an event to constitute “Good Reason” as defined in the respective employment agreements, (i) the Employee is required to give FCMC written notice within ninety (90) days after Employee has knowledge of the same, (ii) FCMC thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice and (iii) the Employee terminates employment no later than two (2) years following the occurrence of such circumstances.
“Change in Control” is generally defined to mean the occurrence of one or more of the following events:
(1) If (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of FCMC representing twenty percent (20%) or more of the total voting power represented by FCMC’s then outstanding voting securities who is not already such as of the date of this Agreement, and (ii) Thomas J. Axon, members of Mr. Axon’s family, and entities in which Mr. Axon has an interest shall have beneficial ownership of less than twenty percent (20%) or more of the total voting power represented by FCMC’s then outstanding voting securities;
(2) The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of FCMC; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions, which results in a change in the composition of the Board of Directors of FCMC, as a result of which fewer than fifty percent (50%) of the directors are incumbent directors.
(3) FCMC’s shares shall cease to be registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended; or
(4) A sale or other disposition of all or substantially all of the assets of FCMC.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if FCMC files for bankruptcy protection, or if a petition for involuntary relief is filed against FCMC.
There is no definition of “change in control” in Mr. Sullivan’s employment agreement.

Outstanding Equity Awards at December 31, 2009
The following table provides certain summary information concerning unexercised stock options and equity incentive plan awards for each named executive officer as of December 31, 2009.

	Option Awards				Stock Awards
Market
Value of
	Number of	Number of			Number of	Shares or
	Securities	Securities			Shares or	Units of
	Underlying	Underlying			Units of	Stock
	Unexercised	Unexercised			Stock That	That Have
	Options	Options	Option	Option	Have Not	Not
	(#)	(#)	Exercise	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	Price ($)	Date	(#)	($)
Thomas J. Axon, Chairman and President	—	—	—	—	—	—

Paul D. Colasono, Chief Financial Officer and Executive Vice President	22,500	22,500	1.75	4/22/2018	—	—

Kevin Gildea, Chief Legal Officer, Executive Vice President and Secretary	17,500	17,500	1.75	4/22/2018	—	—

Alexander Gordon Jardin, Chief Executive Officer(1)	—	—	—	—	—	—

William F. Sullivan, Chief Operating Officer and President of Tribeca Lending Corp(2)	—	—	—	—	—	—

Michael Blair, Executive Vice President and Chief Operational Officer of Servicing(3)	—	—	—	—	—	—

(1)	Mr. Jardin served as Chief Executive Officer of the Company until October 7, 2009.

(2)	Mr. Sullivan served as Chief Operating Officer and President, Tribeca Lending Corp. until October 15, 2009.

(3)	Mr. Blair served as Executive Vice President and Chief Operational Officer of Servicing until December 30, 2009.

Director Compensation
The following table provides certain summary information regarding the compensation of our directors earned for their services as members of our Board of Directors or any committee thereof during the fiscal year ended December 31, 2009. Directors who are also employees of the Company do not receive any additional compensation for their service as directors.

	Fees Earned				All Other
	or Paid in Cash	Stock Awards	Option Awards		Compensation	Total
Name	($)	($)	($)		($)	($)
Thomas J. Axon	—	—	—		—	—
Michael Bertash	24,000	—	900	(1)	—	24,900
Frank B. Evans, Jr.	21,250	—	900	(1)	—	22,150
Steven W. Lefkowitz	24,500	—	900	(1)	—	25,400
Allan R. Lyons	34,750	—	900	(1)	—	35,650
Alexander Gordon Jardin(2)	—	—	—		—	—
William F. Sullivan(3)	—	—	—		—	—

(1)	The Option Award represents the aggregate grant date fair value of equity awards granted in fiscal year 2009, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”), at $0.30 per share based on the date of grant, June 17, 2009. For a discussion of the valuation assumptions utilized in calculating the aggregate grant date fair value of equity awards under FASB ASC Topic 718, see Note 2, “Summary of Significant Accounting Policies,” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Mr. Jardin resigned as a director of the Company effective October 7, 2009.

(3)	Mr. Sullivan resigned as a director of the Company effective October 15, 2009.
The table below provides the aggregate number of option awards and stock awards outstanding at December 31, 2009 held by each of our Directors:

	Option Awards	Stock Awards
Name	(#)	(#)
Thomas J. Axon	—	—
Michael Bertash	18,000	—
Frank B. Evans, Jr.	42,000	—
Steven W. Lefkowitz	22,000	—
Allan R. Lyons	31,000	—
Alexander Gordon Jardin(1)	—	87,500
William F. Sullivan(2)	—	5,000

(1)	As a result of Mr. Jardin’s resignation effective October 7, 2009, unexercisable option awards representing 75,000 shares of common stock expired on the date of his resignation and exercisable Options awards representing 28,000 shares of common stock expired three months following his resignation.

(2)	As a result of Mr. Sullivan’s resignation effective October 15, 2009, unexercisable option awards representing 22,500 shares of common stock expired on the date of his resignation and exercisable Options awards representing 37,500 shares of common stock expired three months following his resignation.

Narrative to Director Compensation Table
Compensation of Directors
During fiscal year 2009, the Company’s non-management directors, Messrs. Bertash, Evans, Lefkowitz and Lyons, were granted options to purchase 3,000 shares of Common Stock pursuant to the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”), upon their election or re-election to the Board or the anniversary thereof, and received $1,000 for each Board or Committee meeting attended in person and $500 for each Board or Committee meeting attended telephonically. The options were vested on the date of grant and are exercisable at an exercise price equal to the fair market value of the underlying shares on the date of grant as determined by the Board of Directors.
In April 2005, the Compensation Committee recommended and the Board of Directors approved the following director compensation program, which replaced in its entirety the Company’s previous director compensation program:
•	Each non-employee director will receive an annual retainer fee of $20,000 for serving on the Board.
•	Each non-employee director who serves as Chairman of the Board or Chairman of the Audit Committee will receive an additional retainer fee of $10,000 for such service.
•	Each non-employee director will receive $500 for each meeting of the Compensation Committee and the Nominating and Corporate Governance Committee attended in person and $250 for each such meeting attended telephonically.
•	Each non-employee director will receive $1,000 for each meeting of the Board of Directors and the Audit Committee attended in person and $500 for each such meeting attended telephonically.
•	Each non-employee director will be reimbursed for reasonable travel expenses incurred in connection with serving on the Board.
•	Each non-employee director will be granted an option to purchase 3,000 shares of Common Stock of the Company pursuant to the Company’s 2006 Stock Incentive Plan, as amended, upon such director’s election or re-election to the Board and, for each year that such director serves during such director’s term on the Board, upon the annual anniversary of such director’s election or re-election to the Board. The options will vest on the date of grant and will be exercisable at an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
Restructuring — On March 31, 2009, the Company transferred ten percent of its ownership in common stock of FCMC to its Chairman and President, Thomas J. Axon, as the cost of obtaining certain guarantees and pledges from Mr. Axon, which were required by The Huntington National Bank (the “Bank”) as a condition of the restructuring entered into by the Company and certain of its wholly-owned direct and indirect subsidiaries on March 31, 2009. Mr. Axon is also entitled to a grant of up to an additional ten percent of the common stock of FCMC from the Company should the pledge of common shares of FCMC by the Company to the Bank, as part of the restructuring, be reduced upon the attainment by FCMC of certain net collection targets set by the Bank.
Bosco Servicing Agreement — On May 28, 2008, FCMC entered into various agreements, including a servicing agreement, to service on a fee-paying basis approximately $245 million in residential home equity line of credit mortgage loans for Bosco Credit LLC (“Bosco”). Bosco was organized by FCMC, and the membership interests in Bosco include the Company’s Chairman and President, Thomas J. Axon, and a related company of which Mr. Axon is the chairman of the board and three of the Company’s directors serve as board members of that entity. The loans that are subject to the servicing agreement were acquired by Bosco on May 28, 2008, and the Bank is the administrative agent for the lenders to Bosco. FCMC also provided the loan analysis, due diligence and other services for Bosco on a fee-paying basis for the loans acquired by Bosco. FCMC’s servicing agreement was approved by its Audit Committee.
FCMC began servicing the Bosco portfolio in June 2008. Included in the Company’s consolidated revenues were servicing fees recognized from servicing the Bosco portfolio of $2,014,000 and $1,813,000 for the twelve months ended December 31, 2009 and 2008, respectively. In addition, included in the Company’s consolidated revenues were fees recognized for various administrative services provided to Bosco by FCMC in the amount of $180,000 for the twelve months ended December 31, 2008. The Company did not recognize any administrative fees in 2009 and wrote off as uncollectible the administrative fees recognized in 2008.
On February 27, 2009, at the request of the Bosco Lenders, FCMC adopted a revised fee structure, which was approved by FCMC’s Audit Committee. The revised fee structure provided that, for the next 12 months, FCMC’s monthly servicing fee would be paid only after a monthly loan modification fee of $29,167 was paid to Bosco’s Lenders. Further, the revised fee structure provided that, on each monthly payment date, if the aggregate amount of net collections was less than $1 million, 25% of FCMC’s servicing fee would be paid only after certain other monthly distributions were made, including, among other things, payments made by Bosco to repay its third-party indebtedness.
On October 29, 2009, at the additional request of the Bosco Lenders in an effort to maximize cash flow to the Bosco Lenders and to avoid payment defaults by Bosco, the revised fee structure relating to deferred fees was adjusted through an amendment to the loan servicing agreement with Bosco (the “Bosco Amendment”), which was approved by FCMC’s Audit Committee.
Under the terms of the Bosco Amendment, FCMC is entitled to a minimum monthly servicing fee of $50,000. However, to the extent that the servicing fee otherwise paid for any month would be in excess of the greater of $50,000 or 10% of the total cash collected on the loans serviced for Bosco (such amount being the “Monthly Cap”), the excess will be deferred, without the accrual of interest. The cumulative amounts deferred will be paid (i) with the payment of the monthly servicing fee, to the maximum extent possible, for any month in which the servicing fee is less than the applicable Monthly Cap, so long as the sum paid does not exceed the Monthly Cap or (ii) to the extent not previously paid, on the date on which any of the promissory notes (“Notes”) payable by Bosco to the Lenders, which were entered into to finance the purchase of and are secured by the loans serviced by FCMC, is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest). If the deferred servicing fees become payable by reason of acceleration of the Notes, the Lenders’ right to payment under such Notes shall be prior in right to FCMC’s rights to such deferred fees.

Further, the Bosco Amendment provides that FCMC will not perform or be required to perform any field contact services for Bosco or make any servicing advances on behalf of Bosco that individually or in the aggregate would result in a cost or expense to Bosco of more than $10,000 per month, without the prior written consent and approval of the Lenders. The Bosco Amendment did not alter FCMC’s right to receive a certain percentage of collections after Bosco’s indebtedness to the Lenders has been repaid in full, the Bosco equity holders have been repaid in full the equity investment in Bosco made prior to Bosco entering into the loan agreement with the Lenders, and the Lenders and Bosco’s equity holders have received a specified rate of return on their debt and equity investments.
The amount and timing of ancillary fees owed to the Company is the subject of a good faith dispute between FCMC and the Managing Member of Bosco, Thomas J. Axon (Chairman and President of the Company and FCMC). However, even if the parties can resolve their difference amicably, there are no funds available to Bosco for payment for such services, since all funds from collections are required by Bosco’s agreements with its lenders to repay such lenders, aside from specific amounts required for servicing fees and other specifically excepted costs. On June 30, 2009, the Company wrote off $90,000 in internal accounting costs associated with services provided by FCMC to Bosco. On December 31, 2009, the Company wrote-off $372,000 in additional aged receivables, due to non-payment, consisting of (i) legal costs incurred by FCMC in 2008 related to the acquisition by Bosco of its loan portfolio and entry into a servicing agreement with Bosco; (ii) expenses for loan analysis, due diligence and other services performed for Bosco by FCMC in 2008 related to the acquisition by Bosco of the loan portfolio; and (iii) additional internal accounting costs for services provided to Bosco by FCMC through June 30, 2009. In addition, FCMC has not accrued fees for accounting costs estimated to be approximately $61,000 for the period of June 1, 2009 to December 31, 2009.
FCMC determined to accept the deferrals and other amendments described above with respect to its Bosco relationship in recognition of the performance of the Bosco loan portfolio, which has been adversely impacted by general market and economic conditions, in an effort to maintain the continued and future viability of its servicing relationship with Bosco, and in the belief that doing so is in its best long-term economic interests in light of the fact that the Company believes FCMC’s servicing of the Bosco portfolio is profitable notwithstanding such deferrals and amendments. FCMC’s determination to not currently take legal action with respect to the receivables it has written off as described above, which receivables have not been settled or forgiven by FCMC, was made in light of these same considerations.
Exclusive of the amounts written off related to the Bosco serviced loans, for the twelve months ended December 31, 2009, the Company recognized a total of $2,014,000 in servicing fees for servicing the Bosco portfolio, of which $299,000 was not paid to FCMC and therefore deferred per the Bosco Amendment. As of December 31, 2009, FCMC, had $409,000 of accrued and unpaid servicing fees due from Bosco (effective August 1, 2009, Franklin’s servicing fee income is recognized when cash is received), and $190,000 of reimbursable third party expenses incurred by FCMC in the servicing and collection of the Bosco loans.
On March 4, 2010, FCMC entered into an agreement with Bosco to provide ancillary services not covered by the Servicing Agreement related to occupancy verification and the coordination of on-sight visits with borrowers to facilitate the implementation of loss mitigation program initiatives at fees ranging from $100-$140 per individual assignment. FCMC had performed such services for Bosco on a trial basis under a pass-through cost arrangement, with total expenses to Bosco of approximately $111,000 as of December 31, 2009.
Other Related Party Transactions with the Company’s Chairman — At December 31, 2009 and 2008, respectively, the Company had an outstanding receivable from an affiliate, RMTS Associates, of $1,781 and $12,388, respectively. This receivable represents various operating expenses that are paid by the Company and then reimbursed by RMTS.
On August 18, 2008, FCMC’s audit committee authorized a 5% commission to Hudson Servicing Solutions, LLC (“Hudson”), a procurer of force-placed insurance products for the mortgage industry, with respect to force-placed hazard insurance coverage maintained on FCMC’s remaining portfolio of mortgage loans and mortgage loans serviced for third parties. The sole member of Hudson is RMTS, LLC, of which the Company’s Chairman and President is the majority owner.

FCMC entered into a collection services agreement, effective December 23, 2009, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 4,000 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $56 million, which were acquired by two trusts set up by a fund in which the Company’s Chairman and President is a member, and contributed 50% of the purchase price and agreed to pay certain fund expenses. Under the collection services agreement, FCMC is entitled to collection fees consisting of 35% of the gross amount collected. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC as provided for in this collection services agreement.
On February 1, 2010, FCMC entered into a collection services agreement, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 1,500 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $85 million, which were acquired through a trust set up by a fund in which the Company’s Chairman and President is a member, and contributed twenty five percent of the purchase price. Under the collection services agreement, FCMC is entitled to collection fees consisting of 33% of the amount collected, net of third-party expenses. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC in compliance with the collection services agreement.
The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed above.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm of Marcum LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2010, and recommends that stockholders vote for ratification of this appointment. Marcum was appointed as the Company’s independent registered public accounting firm effective August 31, 2009.
A representative of Marcum is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Change in Principal Accounting Firm
Effective August 31, 2009, the Audit Committee of the Board of Directors of the Company dismissed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accountant to audit the Company’s consolidated financial statements. Deloitte audited the Company’s financial statements from January 1997 through Marcum’s appointment.
The audit reports of Deloitte on the Company’s financial statements as of December 31, 2008 and 2007 did not contain an adverse opinion, disclaimer of opinion or qualification other than an explanatory paragraph in Deloitte’s report dated April 2, 2008 (which was included in the Company’s Form 10-K for the fiscal year ended December 31, 2007), relating to the change in accounting by the Company for certain purchased notes receivable as of January 1, 2005, and an explanatory paragraph in Deloitte’s report dated April 9, 2009 (which was included in the Company’s Form 10-K for the fiscal year ended December 31, 2008), that there were conditions that raised substantial doubt about the ability of the consolidated Company to continue as a going concern.
During the fiscal years ended December 31, 2008 and December 31, 2007, and subsequent interim period through August 31, 2009, the Company had no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its report on the Company’s consolidated financial statements for either of such fiscal years. Further, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, within said time periods.
The Company provided Deloitte with a copy of the disclosures it is making hereto. The Company requested that Deloitte furnish the Company with a letter addressed to the Commission stating whether it agreed with the statements made by the Company herein. A copy of Deloitte’s responsive letter dated September 2, 2009 is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 4, 2009.
Effective August 31, 2009, the Audit Committee of the Board of Directors of the Company engaged Marcum as the independent registered public accountant to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. During the fiscal years ended December 31, 2008 and 2007, and subsequent interim period through August 31, 2009, neither the Company nor anyone acting on its behalf consulted with Marcum regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Marcum concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees
Deloitte has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2009 and 2008:

	2009	2008
Audit Fees	$187,445	$1,090,000
Audit-Related Fees	$11,423	$31,500
Tax Fees	$378,000	$450,000
All Other Fees	$226,130	$35,000
Marcum has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2009 and 2008:

	2009	2008
Audit Fees	$274,000	$—
Audit-Related Fees	$10,000	$—
Tax Fees	$—	$—
All Other Fees	$80,000	$—
Audit Fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, and assistance with and review of documents filed with the SEC. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions, internal control reviews, various attestation engagements, and reimbursement of out of pocket expenses related to the audit and review of the Company’s financial statements. Tax fees generally represent fees for tax compliance and advisory services. Other fees consist of a SAS 70 engagement by Marcum; a tax opinion and review of the Company’s March 2009 restructuring by Deloitte; and reimbursement of other out-of-pocket expenses incurred by Deloitte and Marcum. All fees were approved by the Audit Committee.
Policy on Pre-Approval of Retention of Independent Auditor
The engagement of Marcum for non-audit accounting services performed for the Company is limited to those instances in which such services are considered integral to the audit services that it provides or in which there is another compelling rationale for utilizing its services. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, all audit and permitted non-audited services to be performed by Marcum require pre-approval by the Audit Committee. Such pre-approval may be given by the Chairman of the Audit Committee under certain circumstances, with notice to the full Committee at its next meeting.
Vote Required for Ratification of Marcum
Ratification of the appointment of Marcum requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of Marcum. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company and its Stockholders.
The Board of Directors recommends a vote FOR ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

OTHER BUSINESS
As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter that is to be presented to Stockholders for formal action at the Annual Meeting. If, however, any other matter or matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.
STOCKHOLDER PROPOSALS
Any Stockholder proposal intended to be presented at the next annual meeting of Stockholders must be received by the Company at its principal executive offices, 101 Hudson Street, 25th floor, Jersey City, New Jersey 07302, no later than December 28, 2010 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy to be used in connection with that meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must comply with the Company’s By-laws and the requirements of Regulation 14A of the Exchange Act.
In addition, the Company’s By-laws require Stockholders desiring to bring nominations or other business before an annual meeting of Stockholders to do so in accordance with the terms of the By-laws’ advance notice provision regardless of whether the Stockholder seeks to include such matters in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. The Company’s By-laws provide that a notice of the intent of a Stockholder to make a nomination or to bring any other matter before an annual meeting must be made in writing and received by the secretary of the Corporation no earlier than the 119th day and not later than the close of business on the 45th day prior to the first anniversary of the date of mailing of the Corporation’s proxy statement for the prior year’s annual meeting. However, if the date of the annual meeting has changed by more than 30 days from the date it was held in the prior year or if the Corporation did not hold an annual meeting in the prior year, then such notice must be received a reasonable time before the Corporation mails its proxy statement for the annual meeting.

OTHER INFORMATION
Although it has entered into no formal agreements to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Such proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission or special letter by directors, officers and regular employees of the Company without additional compensation.
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Franklin Credit Holding Corporation, 101 Hudson Street, 25th floor, Jersey City, New Jersey 07302 or by calling us at (201) 604-1800. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.
IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. THE BOARD URGES YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. YOUR COOPERATION AS A STOCKHOLDER, REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU OWN, WILL REDUCE THE EXPENSES INCIDENT TO A FOLLOW-UP SOLICITATION OF PROXIES.
IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE TELEPHONE THE COMPANY AT (201) 604-1800.

Sincerely yours,
/s/ Thomas J. Axon

THOMAS J. AXON
Chairman and President
Jersey City, New Jersey
April 27, 2010

FRANKLIN CREDIT HOLDING CORPORATION
Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
The undersigned hereby appoints Thomas J. Axon, Paul D. Colasono and Kevin Gildea or if only one is present, then that individual, with full power of substitution, to vote all shares of Franklin Credit Holding Corporation (the “Company”), which the undersigned is entitled to vote at the Company’s Annual Meeting to be held at the corporate offices of the Company, on Wednesday, June 16, 2010, at 2:00 P.M., Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:
1.	ELECTION OF DIRECTORS. To elect the nominees for Class II Director below for a term of three years

☐	FOR ALL NOMINEES LISTED BELOW	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		for all nominees listed below
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

Michael Bertash
Frank B. Evans
Steven W. Lefkowitz
2. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Marcum LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010:

FOR ☐	AGAINST ☐	ABSTAIN ☐
and in their discretion, upon any other matters that may properly come before the meeting or any adjournments or postponements thereof.
(Continued and to be dated and signed on the other side.)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒
Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.
Dated:                                                             , 2010

(Signature of Stockholder)

(Signature of Stockholder)
Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.